POWER OF ATTORNEY

CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities.

Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time. If you are revoking a prior Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to any third parties who may have acted upon it, including the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

DESIGNATION OF AGENT:

I, Guy Kebble	P.O. Box 71, Milnerton, Cape Town, South Africa, 7435

hereby appoint:

William A. Newman	420 Lexington Avenue, 18th Fl, New York, NY 10170

as my agent.

GRANT OF AUTHORITY:

To grant your agent with the authority below, initial the bracket for the authority you grant.

I grant authority to my agent with respect to the following subjects as defined in sections 5-1502A through 5-1502N of the New York General Obligations Law:

( x ) business operating transactions.

This POWER OF ATTORNEY shall not be affected by my subsequent incapacity unless I have stated otherwise below, under “Modifications”.

This POWER OF ATTORNEY DOES NOT REVOKE any Powers of Attorney previously executed by me unless I have stated otherwise below, under “Modifications”.

If you do NOT intend to revoke your prior Powers of Attorney, and if you have granted the same authority in this Power of Attorney as you granted to another agent in a prior Power of Attorney, each agent can act separately unless you indicate under “Modifications” that the agents with the same authority are to act together.

MODIFICATIONS

I limit my agent’s authority to preparing and filing reports of beneficial ownership of shares with the U.S. Securities and Exchange Commission.

ACCEPTANCE BY THIRD PARTIES:

I agree to indemnify the third party for any claims that may arise against the third party because of reliance on this Power of Attorney. I understand that any termination of this Power of Attorney, whether the result of my revocation of the Power of Attorney or otherwise, is not effective as to a third party until the third party has actual notice or knowledge of the termination.

TERMINATION:

This Power of Attorney continues until I revoke it or it is terminated by my death or other event described in section 5-1511 of the General Obligations Law.

Section 5-1511 of the General Obligations Law describes the manner in which you may revoke your Power of Attorney, and the events which terminate the Power of Attorney.

SIGNATURE AND ACKNOWLEDGMENT:

In Witness Whereof I have hereunto signed my name on the 15th day of November, 2012

/s/ Guy Kebble
Guy Kebble

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On the 15th day of November, 2012, before me, the undersigned, personally appeared Guy Kebble, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jessica M. Jimenez
Notary Public

JESSICA M. JIMENEZ Notary Public, State of New York No. 02JI6202653 Qualified in Westchester County Commission Expires March 23, 2013

IMPORTANT INFORMATION FOR THE AGENT:

When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

(1)	act according to any instructions from the principal, or, where there are no instructions, in the principal's best interest;
(2)	avoid conflicts that would impair your ability to act in the principal's best interest;
(3)	keep the principal's property separate and distinct from any assets you own or control, unless otherwise permitted by law;
(4)	keep a record or all receipts, payments, and transactions conducted for the principal; and
(5)	disclose your identity as an agent whenever you act for the principal by writing or printing the principal's name and signing your own name as "agent" in either of the following manners: (Principal's Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal's Name).

Liability of agent: The meaning of the authority given to you is defined in New York's General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

AGENT'S SIGNATURE AND ACKNOWLEDGMENT OF APPOINTMENT:

It is not required that the principal and the agent sign at the same time.

I, William A. Newman, have read the foregoing Power of Attorney. I am the person identified therein as agent for the principal named therein.

I acknowledge my legal responsibilities.

/s/ William A. Newman
William A. Newman

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On the 15th day of November, 2012, before me, the undersigned, personally appeared William A. Newman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Mary E. Muller
Notary Public

MARY E. MULLER Notary Public, State of New York No. 01MU6225900 Qualified in Queens County Commission Expires July 26, 2014